A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December 23, 2008, with respect to the consolidated balance sheets of Timberline Resources Corporation as of September 30, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in this Registration Statement on Form S-1 under the Securities Act of 1933 dated on or about February 27, 2009.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
February 27, 2009